ALF SITE - 8/26/96
                                                                      Bonita Bay
                                                              ------------------

                       DEPOSIT RECEIPT AND SALES AGREEMENT

     THIS AGREEMENT, made and entered into this 5th day of September, 1996, by and between BONITA BAY PROPERTIES, INC., a Florida Corporation, 3451 Bonita Bay Boulevard, S.W., Suite 202, Bonita Springs, Florida 33923, hereinafter "Seller", and CAREMATRIX OF MASSACHUSETTS, INC., (f/k/a CAREMATRIX CORPORATION), a Delaware corporation, whose address is 197 First Avenue, Needham, Massachusetts 02194, hereinafter "Purchaser".

                              W I T N E S S E T H:

     That for and in consideration of the mutual covenants contained in this Agreement, other good and valuable considerations, and subject to all the conditions and restrictions, contained in this Agreement, Seller agrees to sell to Purchaser and Purchaser agrees to purchase from Seller the land described on Exhibit A attached hereto, and all easements and rights of way appurtenant to such land, (collectively, the "Land");

     Seller understands and acknowledges that Purchaser intends to develop and use the Land as a senior housing facility offering personal care with a minimum of 148 and a maximum of 175 independent and/or assisted living units (provided, however, that Purchaser at its sole election may elect to construct less than 175 such units), together with related improvements, parking and landscaping (the "Intended Use").

     Seller acknowledges and agrees that Purchaser shall have the right to designate a nominee to take title to the Land by notice to

Seller given not later than the Closing Date (as defined below), provided that such nominee owns or controls or is owned or controlled by (i) Purchaser, any affiliate of Purchaser, (ii) PhyMatrix Corporation, any affiliate of PhyMatrix Corporation, or (iii) any entity owned or controlled by or under common control with Abraham Gosman, Michael Gosman or Andrew Gosman, or any combination of them.

     1. PURCHASE PRICE AND CLOSING. The overall purchase price for the Land shall be One Million Three Hundred Sixty Thousand Dollars ($1,360,000.00), payable as follows:

          A. Purchaser has paid Twenty-Five Thousand Dollars ($25,000.00) upon execution of a letter of intent, which deposit is held by Attorneys for Purchaser, Gunster, Yoakley, Valdes-Fauli and Stewart, P.A., Phillips Point, Suite 500 East, 777 South Flagler Drive, West Palm Beach, Florida 33940-6194, ("Escrow Agent").

          B. An additional deposit of Fifty Thousand Dollars ($50,000) will be paid by Purchaser to the Escrow Agent upon execution of this Agreement and will also be held in escrow by the Escrow Agent.

          C. The last date upon which both parties execute this Agreement, shall be the "Effective Date." All monies paid pursuant to this Paragraph shall be referred to as "Deposits" and upon receipt of a duly executed I.R.S. form W-9 from Purchaser, shall be deposited in an interest bearing money market account in a Federally insured depository institution. All interest shall be paid to Purchaser at the time said Deposits are disbursed pursuant to this Agreement, unless such Deposits are forfeited to Seller as a result of Purchaser's default. If Purchaser is entitled to and in fact exercises any of Purchaser's options to terminate this Agreement as provided herein, then the Deposits and all other payments made to Escrow Agent or Seller by Purchaser hereunder shall be promptly refunded in full by Escrow Agent and/or Seller, as appropriate, to Purchaser in accordance with the terms of this Agreement, but in no event later than ten (10) calendar days after such notice of termination is given. If Seller fails to authorize the Escrow Agent to make said refund when due, Seller shall be responsible to pay Purchaser interest on such funds at a rate per annum equal to the prime rate or base rate of The First National Bank of Boston plus ten percent (10%) per annum, commencing upon the date notice of termination is given and continuing until said refund has been made in full.

          D. Purchaser shall pay One Million Three Hundred Sixty Thousand Dollars ($1,360,000.00) cash at closing on the Land, subject to the adjustments set forth in paragraph 1.G below of which the deposits referred to in Sub-Paragraphs A and B shall be a part.

          E. All monies due shall be U.S. funds in the form of cash, cashier's check drawn on a local bank or wire transfer completed before noon on the date due. Any prorations shall be added to or deducted from cash at closing.

          F. The closing hereunder shall take place at the office of Seller's attorney. Closing on the Land shall occur at 12:00 E.S.T. on March 3, 1997, unless extended as provided herein (the "Closing Date"). If Purchaser is diligently pursuing the financing and Permits (as defined below) necessary to construct its proposed development as specified in paragraph 2.B. below, but has not obtained the same by February 21, 1997, Purchaser may extend the Closing Date for up to two thirty (30) day periods to no later than May 2, 1997, by giving Seller written notices of each thirty (30) day extension a minimum of ten (10) days prior to the closing date, each notice being accompanied by Seven Thousand Five Hundred Dollars ($7,500). Each payment for an extension shall be paid for each thirty (30) day period or any fraction thereof. Extension payments are non-refundable if the closing does not occur, except in the event of Seller's default or Buyer's failure to obtain permits. The extension payments shall be credited against the purchase price at closing.

          G. The purchase price referred to in Paragraph 1.A. above (the "Purchase Price") shall be adjusted to reflect the following:

               (i) Assessments due under the recorded declarations affecting the Land shall be apportioned as of the Closing

          Date, and the net amount shall be added to or deducted from the Purchase Price, as the case may be;

               (ii) Ad valorem real estate taxes shall be adjusted in the manner set forth in Paragraph 12.C. below;

               (iii) If at any time following the making of any of the adjustments to the Purchase Price, the amount thereof shall prove to be incorrect, or it should be discovered that some adjustment which should have been made was inadvertently omitted altogether, the party in whose favor the error was made shall pay the sum necessary to correct such error to the other party promptly following receipt of notice of such error from such other party. The provisions of this Paragraph 1.G. shall survive the closing of the transaction contemplated by this Agreement.

     2. INSPECTION OF LAND; PERMITS

          A. Purchaser shall have ninety (90) days from the Effective Date ("Inspection Period") to inspect the Land and conduct any tests and studies necessary to satisfy Purchaser that the Land is suitable for the Intended Use. Seller hereby acknowledges granting Purchaser and its agents and employees the right to enter on to the Land commencing on the Effective Date, through the Closing Date, unless this Agreement is canceled pursuant to terms herein, for the purpose of performing inspections, appraisals, environmental tests, including but not limited to soil borings, and all other relevant investigation required by Purchaser. Seller acknowledges and agrees that Purchaser and its representatives shall have access to the Land at any time during normal business hours and from time to time, at Purchaser's sole cost and expense:

               (i) to show the Land to third parties (including, without limitation, contractors, engineers, architects, attorneys, insurers, banks and other lenders or investors, and prospective tenants, occupants or buyers) and

               (ii) to perform any and all tests, borings, inspections, environmental site assessments and measurements which Purchaser reasonably deems necessary or appropriate hereunder, including without limitation, for purposes of locating all utility conduits serving the Land, making soil borings, performing soil compaction tests, performing mechanical or structural inspections, and making such surveys and other topographical and engineering studies, and other tests and studies as Purchaser or Purchaser's lender may deem necessary or appropriate. Seller further acknowledges and agrees that Purchaser may discuss the Land and/or the Intended Use with any federal, county, state or local officials or authorities concerning variances, permits, certificates, consents, approvals and other governmental regulations for the use, operation, and/or leasing of the Land.

          Seller shall not be liable to Purchaser for any damage suffered by Purchaser as a result of any delays or accidents resulting from such inspections or tests performed by or for Purchaser.

          B. Purchaser shall have until February 21, 1997, to

               (i) obtain all permits, consents, licenses, technical deviations and approvals, including all building permits (collectively "Permits") necessary for the Intended Use of the Property in accordance with, and as contemplated by, the Final plans and specifications approved by the parties hereunder (the "Development"), and the relevant appeal periods for such Permits, if any, shall have expired without any appeals having been taken, and (ii) to obtain financing for the Development upon such terms and conditions which are satisfactory to Purchaser in its sole discretion (the "Approval Period"). Purchaser shall be obligated to diligently pursue obtaining such Permits and financing. Seller agrees to reasonably cooperate with Purchaser in obtaining such Permits and financing, including the execution of any necessary documents or approvals. If either the financing or all Permits have not been obtained (including the expiration of applicable appeal periods without any appeals being filed) by February 21, 1997, Purchaser shall have the right to extend the Approval

          Period for up to two additional thirty (30) day periods by providing a notice in the manner described in Paragraph 1.F above. Each extension shall be for the sole purpose of obtaining financing and completing the required regulatory approval process as set forth herein. However, Purchaser may not commence any work or construction whatsoever, including clearing, except as is necessary to conduct Inspection Period investigations on any portion of the Land until Purchaser has closed on the Land.

          C. Purchaser agrees to indemnify, defend and hold harmless Seller from and against any and all loss, cost, damage or expense (including without limitation reasonable attorneys' fees and expenses, including on appeal) resulting from Purchaser's (or its agents', employees' and contractors') entry on the Land and/or the performance by them of any inspections, tests or other actions, except where any such loss, cost, damage or expense is the result of Seller's negligence, and in all events such agreement shall survive the termination of, and any closing under, this Agreement for a period equal to the applicable statutes of limitations for any claim made against Seller for which Purchaser's indemnity applies.

          D. Purchaser may, for any reason or no reason, cancel this Agreement on or before the expiration of the Inspection

     Period. After the expiration of the Inspection Period, Purchaser may only cancel this Agreement if it fails to obtain all Permits (or determines that the same will not be forthcoming) or if it fails to obtain financing for the Development upon such terms and conditions as are satisfactory to the Purchaser in its sole discretion. The cancellation must be by written notice sent to Seller on or before 5:00 p.m. E.S.T. at the expiration of the Inspection Period or Approval Period (which ever is applicable), whereupon all Deposits, together with interest earned thereon, shall be returned to Purchaser, and each party shall be relieved of any obligations hereunder except Purchaser's indemnifications provided in Sub-Paragraph C above and Paragraph 19 below.

          E. If Purchaser has not notified Seller that it is canceling this Agreement as specified herein, it shall be conclusively presumed that Purchaser has elected to close hereunder.

          F. Seller covenants that between the date of this Agreement and the closing:

               (i) Promptly upon its execution hereof and in any event within five (5) days following its execution hereof, Seller will furnish to Purchaser for Purchaser's review, inspection and approval complete and accurate copies of all records and documentation and all information in its possession (or in the possession of Seller's attorneys or representatives) as Purchaser may reasonably request concerning the ownership and condition of the Land or are the subject of the declarations referred to herein (for informational purposes, without warranty or representation regarding its accuracy), including, without limitation, any available plans and surveys, engineering reports, recorded title documents, soil tests, environmental site assessments, permits, approvals, and such other available items as requested by Purchaser. Except as necessary in connection with the permitting and approval process for the Project, Purchaser will hold all such documents, data and information obtained solely from Seller confidential. Upon termination of this Agreement as provided herein, and provided that such termination is not a result of Seller's default hereunder, Purchaser will promptly return to Seller all such information obtained from Seller;

               (ii) Seller shall not permit any new occupancy of or enter into any new lease for, space in or on the Land, or any portion thereof, or enter into a renew any management, maintenance, service or other agreement affecting the Land, or enter into a renew any management, maintenance, service or other agreement affecting the Land, unless Purchaser has previously approved such agreement in writing;

               (iii) Seller shall not prosecute, and shall not withdraw, settle or otherwise compromise, any protest or reduction proceeding affecting real estate taxes assessed against the Land for the year in which the closing occurs or any prior or subsequent year without the prior written consent of Purchaser; and

               (iv) Seller shall not encumber, modify or alter the Land in any respect.

     3. USE OF LAND. Seller represents that the Land may be used by Purchaser to develop the Land for the Intended Use, together with adequate parking of no less than one hundred forty two (142) spaces, driveways, and landscaping, consistent with the "Site Restrictions" to be delivered by Seller as described in Sub Paragraph 4.B. below. The Preliminary Site Plans attached as Exhibit B are approved by Seller.

     4. PRE-CLOSING DEVELOPMENT ACTIONS. In addition to the other pre-closing actions set forth herein, the parties agree to take the following actions after the Effective Date and by the deadlines herein established:

          A. Within forty-five (45) days after the Effective Date, Purchaser shall at its sole expense cause to be prepared and submit to Seller a PUD site plan of the Development, which site plan shall be in conformance with one of the Preliminary Site Plans (the "PUD Site Plan"). Within five (5) business days after receipt of the PUD Site Plan, Seller shall submit the same to Lee County and diligently attempt to obtain written approval for the PUD Site Plan from the appropriate governmental officials of Lee County, Florida. The date on which such approval is granted, if at all, is hereinafter referred to as the "PUD Approval Date." If Seller fails to obtain such approval within thirty (30) days after submission, then Purchaser shall be entitled to terminate this Agreement in accordance with Paragraph 2.D above.

          B. Within fifteen (15) days after the PUD Approval Date, Seller shall cause to be prepared and shall submit to Purchaser "Site Restrictions" for the Land, consistent with the terms of Paragraph 3 above.

          C. Within forty-five (45) days after the PUD Approval Date, but in any event prior to submission to Lee County, purchaser will cause to be prepared and shall submit to Seller final site development plans ("Final Site Development Plans") meaning the final plans and specifications for the site development work ("Site Development Work") proposed to be submitted by Purchaser to Lee County, Florida ("Lee County") with applications for a final development order ("FDO") permitting construction of infrastructure on the Land. The Final Site Development Plans will be prepared at Purchaser's expense and shall be in substantial conformance with one of the proposed Preliminary Site Plans.

          D. Within forty-five (45) days after the PUD Approval Date, Purchaser shall cause to be prepared and submit to Seller elevations and related design proposals (including without limitation proposals showing exterior materials and colors) for the building and related improvements Purchaser intends to build upon the Land (the "Building Plans") reasonably sufficient in detail to allow Seller to confirm consistency of the building and related improvements with the other development existing and contemplated within the Bonita Bay development and to otherwise approve the building and related improvements. The Building Plans shall be prepared at Purchaser's expense. The final plans and specifications for the building and related improvements, shall be a true extension of and consistent with the Building Plans.

          E. Within forty-five (45) days after the PUD Approval Date, Purchaser shall cause to be prepared and submit to Seller signage and landscaping plans (the "Signage Plan" and "Landscaping Plan", respectively) for the signage and landscaping that Purchaser plans to install on the Land. The Signage Plan and Landscaping Plan shall be prepared at Purchaser's expense.

          F. Seller acknowledges that it has appointed Dick Plowman and Dennis Gilkey and J. Gleeson (the "Appointees") as members of the New Construction Committee which has been formed pursuant to the Declaration of Covenants, Conditions and Restrictions for Bonita Bay Merchants' Association recorded August 1, 1994 in official Records Book 2523, Page 3148, Public Records of Lee County, Florida. Seller shall cause all Appointees (and such other members of the New Construction Committee which Seller may appoint after the Effective Date, or which are affiliated with or under the control of Seller) to approve any plans submitted by Purchaser so long as such plans are in substantial conformance with the proposed Site Plans, Building Plans, signage Plan or Landscaping Plan, as the case may be.

          G. All other permits or approvals required from any governmental authority to construct and operate Purchaser's Development shall be Purchaser's sole obligation.

          H. The party receiving documents pursuant to SubParagraphs 4.A - D above shall review and provide written comments (in reasonable detail) or approval to the other party within fifteen (15) days of receipt. Failure to timely provide such written comments shall mean that the documents are acceptable as submitted. Purchaser understands and agrees that Seller has the right to reject any proposed site plans, plans and specifications for aesthetic reasons including, without limitation, the architectural components and theme and colors so long as any denial is supported in writing with constructive resolutions. It is the parties' intent hereunder that all such documents shall be approved prior to the expiration of the Inspection Period. It the parties are unable to reach agreement on all such documents, Purchaser or Seller may cancel this Agreement during the forty-five (45) day period following the PUD Approval Date by giving written notice to the other party, whereupon all Deposits shall be returned to Purchaser, and each party shall be relieved of any obligations hereunder except Purchaser's indemnifications provided in Sub-Paragraph 2.C. herein and the provisions of Paragraph 19 below. If Purchaser cancels the Agreement, the provisions of Sub-Paragraph 2.D. shall apply.

     5. INTENTIONALLY OMITTED.

     6. INTENTIONALLY OMITTED.

     7. COMPLETION OF CONSTRUCTION.

          A. Purchaser agrees to commence construction of the Development (defined as completion of the foundation footers) within twelve (12) months after Closing. If Purchaser fails to timely commence construction, Seller shall have a right to repurchase the Land upon written notice to Purchaser. Seller shall have three (3) months within which to exercise its right and closing shall occur thirty (30) days thereafter. The Seller's repurchase price shall be the Purchaser's price on the original sale, deducting from that price the Seller's costs from both the original and repurchase sales. If Purchaser has commenced construction after the deadline for commencement but prior to Seller's exercise of its right of repurchase, then Seller shall not have a right of repurchase. However, Purchaser's deadline for completion of construction (as defined below) shall be thirty
     (30) months after Closing. If Seller fails to exercise its repurchase right in accordance with this Paragraph 7, then such repurchase right shall automatically be terminated and of no further force or effect. Notwithstanding the foregoing, in no event shall Purchaser be obligated to develop or construct anything upon the Land, whether as contemplated by the Preliminary Site Plans or otherwise.

          B. In the event that the Purchaser has commenced construction of the Development but fails to complete construction (defined as securing a temporary or permanent certificate of occupancy from the appropriate authorities of Lee County) within eighteen (18) months after commencement, Seller shall be entitled to enforce Purchaser's obligation to complete by suit for specific performance. Provided, however that the time period to complete all construction on the Land shall be extended for delays caused by Seller or by events constituting Force Majeure. For purposes of this Agreement, the term Force Majeure shall be defined as any "Acts of God" or other acts outside of the reasonable control of the Purchaser.

     8. TITLE EVIDENCE.

          A. Purchaser may, at its option, obtain a title insurance commitment (and an owner's policy of title insurance after closing) for the Land. In any event, without limiting Purchaser's right to terminate under Paragraph 2.D., Seller shall convey fee simple marketable and insurable title to the Land by Warranty Deed, subject only to the following "Permitted Encumbrances":

          (1) Real property taxes for the current and subsequent years which are not yet due or payable

          (2) Covenants, conditions, restrictions, easements, terms, notices, and other matters as reflected on the Plats of Bonita Bay Unit 28 recorded in Plat Book 55, Page 91,

          (3) Zoning, subdivision, building and other ordinances and regulations of Lee County, Florida;

          (4) The Commercial Restrictions recorded in O.R. Book 2523, Page 3148 of the Public Records of Lee County, Florida, which restrictions shall impose assessments for maintenance of Common Areas;

          (5)  The Site Restrictions;

          (6) Declaration of Protective Covenants and Restrictions recorded in O.R. Book 2523, page 3262, Public Records of Lee County, Florida.

          B. In addition to the other conditions to be satisfied hereunder, Purchaser's obligations to close hereunder are expressly contingent upon Purchaser obtaining a commitment from a title insurance company selected by Purchaser pursuant to which such company agrees to issue to Purchaser an ALTA Form B owners' policy of title insurance in the amount of the Purchase Price insuring Purchaser's title to the Land and its mortgagee's interest thereto, subject only the Permitted Encumbrances, and provided the same do not interfere (in Purchaser's reasonable discretion) with the development, use, operation, leasing and/or sale of the Land for the Intended Use and containing such endorsements as Purchaser may require and as may be available under applicable Florida law. Within thirty (30) days after the Effective Date, Purchaser shall obtain the title insurance commitment and notify Seller in writing specifying its objection to any matters therein which are not Permitted Encumbrances. Seller shall cure such objections within sixty (60) days following receipt of such notice, failing which Purchaser shall have the option of either accepting title as it then exists or terminating this Agreement, in which event the Deposits together with all interest thereon shall be immediately refunded to Purchaser, where upon all obligations of the parties hereto shall cease and this Agreement shall be void and without recourse to the parties hereto. At closing, the title insurance commitment shall be endorsed to delete any and all requirements or preconditions to the issuance of the title insurance policy (and Seller shall execute and deliver such documents and instruments and undertake such actions and activities as may be required to delete such requirements or preconditions) and to delete any exception for matters arising or attaching subsequent to the effective date of the commitment and before acquisition of record of fee simple title to the Land by Purchaser and any standard exception. If such endorsements cannot be obtained by Purchaser, Purchaser shall notify Seller in writing of such fact. Seller shall obtain such endorsements between ninety (90) days following receipt of such notice, failing which Purchaser shall have the option of either accepting title as it then exists or terminating this Agreement, in which event the Deposits together with all interest thereon shall be immediately refunded to Purchaser, whereupon all obligations of the parties hereto shall cease and this Agreement shall be void and without recourse as to the parties hereto.

     9. OTHER CONDITIONS AND RESTRICTIONS. Without limiting Purchaser's rights under Paragraph 2.D. above, Purchaser understands and agrees that:

          A. Use of the Land is subject to the permitted zoning and other conditions and restraints imposed by PUD Ordinance 81-55 (the "Ordinance") enacted by the Board of County Commissioners of Lee County, Florida, and by Development Order 81-55 (the "DO") also issued by the Board, and by any amendments to the PUD Ordinance and Development Order. The Ordinance and the DO have been delivered to Purchaser upon execution hereof.

          B. Surface water drainage and management for the Land conform to the Bonita Bay Master Development Plan.

          C. The Land will be conveyed subject to the Commercial Restrictions recorded in O.R. Book 2523, Page 3148, et. seq., of the Public Records of Lee County, Florida, which created a property owners association for the Commercial Development and other commercially zoned property within Bonita Bay. Purchaser understands and agrees that ownership of the Land shall not confer upon Purchaser, or its successors, assigns or any of its customers, any right of access to or use of any of the amenities within the Bonita Bay development intended for the use of its residential owners, including but not limited to, parks, bike paths, the golf or tennis club, or the beach park.

     10. REPRESENTATIONS AND WARRANTIES. As part of the consideration of this Agreement, Seller hereby makes the following representations and warranties which Seller shall reaffirm as of the closing date:

          A. Seller has not and will not make any arrangements concerning the use of the Land without the approval of Purchaser, except such agreements that are actually terminable upon closing on the Land and do not physically alter the Land. No changes to the covenants, restrictions and association documents which affect the Land shall be made by Seller without prior written notification to Purchaser.

          B. All ad valorem property taxes for the Land have been fully paid for the year 1995, and all prior years, and except for assessments which may be levied pursuant to the Commercial Restrictions, there are no special or other assessments levied against the Land which are not yet a lien on the Land, and the Land is not benefitted by existing or contemplated improvements which may result in special taxes or assessments to be paid subsequent to the date hereof.

          C. No representation, covenant or warranty by Seller nor any statement or certification given or to be given to Purchaser hereunder, or with respect to the transaction contemplated hereby, contains or will contain, on the dates as of which they are given or made, any untrue statement of a material fact necessary to make the statements contained therein not misleading.

          D. Except for this Agreement, the Land is currently not subject to nor shall Seller enter into any purchase contracts or options or the like.

          E. There are currently no applications, ordinances, petitions, resolutions or other matters pending before any governmental agency which would adversely affect the development of the Land for the Intended Use in accordance with this Agreement and Seller shall not take any affirmative action during the term of this Agreement which could so affect the Land.

          F. The Land is zoned C-1, which permits the construction of the Development for the Intended Use as described in Paragraph 3.

          G. To the best of Seller's knowledge and belief, there are currently no condemnation proceedings threatened or pending which would affect any or all of the Land or the Commercial Development. There are no matters threatened or pending before any governmental agency in regard to access routes, curb cuts, median strips, or other contemplated actions of public agencies which, in the exercise of Seller's reasonable judgment, might tend to diminish or curtail the full flow of traffic by the Land and access thereto.

          H. To the best of Seller's knowledge: the Land is free of all hazardous materials or substances; the Land has been operated and maintained in compliance with all applicable environmental laws, statutes, ordinances, rules, and regulations; no release of any hazardous substance or discharge of any solid or hazardous waste has taken place on the Land; no migration of hazardous waste or hazardous substances has taken place from the Land which would cause the release of any hazardous substance or discharge of any solid or hazardous waste on any adjoining lands or any other lands in the vicinity of the Land, there are no bulk or underground storage tanks on, in or adjacent to the Land, and there are no threatened or endangered species of wildlife on the Land as such terms are defined by applicable Federal or State law.

          I. Seller is duly organized, validly existing and in good standing under the laws of Florida, and has the legal right, power and authority to enter into this Agreement and to perform all of its obligations hereunder, and this Agreement constitutes the legal, valid and binding obligation of Seller, enforceable in accordance with its terms. The execution by the undersigned officer of Seller on behalf of Seller and delivery of this Agreement, and the performance by Seller of its obligations hereunder, have been duly authorized by all necessary action by and on behalf of Seller and will not conflict with, or result in a breach of, any of the terms, covenants and provisions of any agreement or instrument to which Seller is a party or by which it is bound, or, to the best of Seller's knowledge, any permit, regulation, order, judgment, writ, injunction or decree of any court or governmental authority.

          J. No consent, approval or other authorization of, or registration, declaration or filing with, any court or governmental agency or commission is required for the due execution, delivery and performance of this Agreement by Seller or for the validity or enforceability thereof against Seller.

          K. There are no uncured notices, suits, orders, decrees or judgments relative to violations of, nor to the best of Seller's knowledge, any other violations of, (A) any easement, restrictive covenant or other matter of record affecting the

     Land or any part thereof, or (B) any laws, statutes, ordinances, codes, regulations, rules, orders, or other requirements of any local, state or federal authority or any other governmental entity or agency having jurisdiction over the Land or any part thereof, including, without limitation, any of the foregoing affecting zoning, subdivision, building, health, traffic, environmental, hazardous waste or flood control matters.

          L. There are no other suits, actions or proceedings pending or, to the best of Seller's knowledge, threatened, against or affecting the Land or any of the transactions provided for herein before any court or administrative agency or officer, and Seller is not in default with respect to any judgment, order, writ, injunction, rule or regulation of any court or governmental agency or office to which Seller is subject in any way affecting the Land or any of the transactions provided for herein.

          M. There are no leases, subleases, licenses or other rental agreements or occupancy agreements (written or oral) which grant any possessory interest in and to any portion of the Land or that otherwise give rights with regard to the use of any portion of the Land. There are no service, maintenance, management or similar contracts relating to or affecting the Land.

          N. Seller is familiar with the provisions of Sections 897 and 1445 of the Internal Revenue Code (the "Code"), and

     Seller is not a "foreign person" as that term is defined in Section 1445(f)(3) of the Code.

          O. The Land has adequate, direct, indefeasible legal and practical access of record for ingress from and egress to a paved public road.

          P. The Land is in full compliance with all applicable building, zoning, land use classification, platting and subdivision laws, rules and regulations.

          Q. Purchaser's development of the Property for the Intended Use will not (i) require the filing of a Notice of Proposed Change pursuant to
     Section 380.06, Florida Statutes, or (ii) constitute a Substantial Deviation from the DO pursuant to Section 380.06, Florida Statutes. Seller acknowledges and agrees that, if for any reason whatsoever, a Notice of Proposed change is required to be filed with the Florida Department of Community Affairs1 then (a) Seller shall be obligated, at its sole cost and expense, to make such filing, (b) Seller shall indemnify, defend and hold Purchaser harmless from and against any and all claims, losses, liabilities, damages, expenses and fees, including without limitation, reasonable attorneys' fees and expenses, incurred by Purchaser in connection with the need for such filing, and (c) if the need for such filing postpones the Closing Date (as the same may be extended by purchaser under Paragraph 1.F above) for a period of more than sixty (60) days, then, Purchaser shall have the option of terminating this Agreement, in which event the Deposits together with all interest thereon shall be immediately refunded to Purchaser. If the need for such filing postpones the Closing Date (as the same may be extended by Purchaser under Paragraph 1.F. above) for a period for more than sixty (60) days, and Purchaser elects not to terminate this Agreement in accordance with this Paragraph 10.Q, then time period in which Purchaser is obligated to commence and complete construction of the Development under Paragraph 7 above shall be extended for the period of time commencing on the Closing Date and terminating on the date upon which such filing is unconditionally approved by the Florida Department of Community Affairs.

          R. There are sufficient unallocated dwelling units and sufficient unallocated vehicle trips under the Ordinance and the DO, so that Purchaser will have the requisite number of dwelling units and vehicle trips under applicable law to develop the Property for Intended Use. Seller further represents and warrants that (i) there will not be any conditions precedent under the Ordinance or the DO to Purchaser's use of such dwelling units and vehicle trips, and (ii) Purchaser's development of the Property for the Intended Use will not require Purchaser to construct any off-site infrastructure improvements under the Ordinance or the DO.

          S. Purchaser represents and warrants that Purchaser is duly organized, validly existing and in good standing under the laws of Delaware, and has the legal right, power and authority to enter into this Agreement and to perform all of its obligations hereunder, and the execution and delivery of this Agreement and the performance by Purchaser of its obligations hereunder, have been or will be duly authorized by all necessary corporate action at the Closing Date; and this Agreement and Purchaser's performance hereunder will not conflict with, or result in a breach of, any of the terms, covenants and provisions of the articles of organization or by-laws of Purchaser, as same may have been amended or, to the best of Purchaser's knowledge, or order, judgment, writ, injunction or decree of any court or any agreement or instrument to which Purchaser is a party or by which it is bound.

          T. Seller agrees to indemnify, defend and hold Purchaser harmless from and against any and all claims, losses, liabilities, damages, expenses and fees, including without limitation, reasonable attorneys' fees and expenses1 incurred by Purchaser as the result of the failure of any of Seller's warranties and representations contained in this Paragraph 10 or elsewhere in this Agreement. Conversely, Purchaser agrees to indemnify and hold Seller harmless from and against any and all claims, losses, liabilities, damages, expenses and fees, including without limitation, reasonable attorneys' fees and expenses, incurred by Seller as the result of the failure of any of Purchaser's warranties and representations contained in this Paragraph 10 or elsewhere in this Agreement. The provisions of this Paragraph 10 shall survive the closing of the transaction contemplated by the Agreement.

     11. OTHER INFRASTRUCTURE. Purchaser understands and agrees that:

          A. Bonita Springs Utilities, Inc., is the supplier of potable water and sewer to the Land. Purchaser agrees to abide by the rules, regulations and fees of Bonita Springs Utilities, Inc. In all events, Purchaser shall be solely responsible for all water, sewer and irrigation tap-in and connection fees, capacity reservation fees, and meter fees and will pay same as and when due such that Purchaser (and Seller) may comply with its obligations hereunder. Purchaser shall be responsible for all impact fees (ANC fees).

          B. Irrigation water will be provided by Resource Conservation Systems, Inc. through a system separate and distinct from potable water and there will be meter fees, connection fees and other charges associated therewith (which shall be paid by Purchaser). Further, Purchaser understands and agrees that no wells may be drilled on the Land.

          C. Seller represents to Purchaser that it has obtained a surface water management permit for the stormwater management system for the Bonita Bay development. Purchaser must comply with said permit and additional filtration and purification of stormwater prior to such stormwater entering retention areas may be required to comply with said permit.

     12. CLOSING COSTS. Seller and Purchaser agree to the Closing costs and recording expenses as follows:

          A. Seller agrees to pay.

          (1) Preparation of statutory warranty deed and recording costs associated therewith;

          (2) Special taxes or assessments for which a bill has been rendered by governmental authority prior to closing of this Agreement. Seller represents that it will not take or cause to be taken any action to delay until after closing the assessment of any special tax or assessment;

          (3)  State documentary stamps to be affixed to the warranty deed;

          (4)  Seller's attorney's fees; and

          (5) Costs of preparing all closing documents as described in paragraph 13 herein.

          B. Purchaser agrees to pay:

          (1)  Cost of any Owner's or Mortgagee's Title Insurance Policy;

          (2)  Cost of any survey, if obtained.

          (3) State documentary stamps and intangible tax on any note and mortgage and all recording fees for any note and mortgage;

          (4) Special taxes or assessments for which no bill has been rendered by governmental authority prior to closing of this Agreement. Purchaser represents that it will not take or cause to be taken any action to delay closing until after the rendering of any bill for special taxes or assessments;

          (5)  Purchaser's attorney's fees;

          (6)  A current environmental site assessment for the Property.

          C. At the closing, ad valorem real estate taxes shall be prorated between the parties through the day of closing. Taxes shall be prorated based on the taxes for the current year. If the closing occurs on a date when the current year's millage is not fixed and current year's assessment is available, taxes will be prorated based upon such assessment and the prior year's millage. If the current year's assessment is not available, then taxes will be prorated based on the prior year's tax. If taxes are being adjusted on a portion of the Land which is included in a tax bill covering additional lands, taxes shall be estimated based on the acreage of the Land as compared to the acreage of all property covered by the tax bill, unless such method would lead to an unjust result, in which event a substitute just method shall be used. A tax proration based upon an estimate shall, at the request of either party, be subsequently readjusted upon receipt of the actual tax bill.

          D. Any items of cost or expense not specifically allocated above shall be paid by the party to the transaction who customarily bears such cost or expense within the jurisdiction where the Property is located.

     13. CLOSING DOCUMENTS. Conveyance shall be by warranty deeds (statutory form) at closing and Seller shall convey good, insurable and marketable title to the Land subject only to the Permitted Encumbrances and any other matters expressly excepted herein. At the closing hereunder, Seller shall deliver or cause to be delivered to purchaser:

          A. Seller's Affidavit in customary form sufficient to allow a Title Company to delete the standard printed Schedule B exceptions, except for taxes for the current year which are not due or payable; and

          B. Certificate of Non-Foreign Status evidencing that Seller is not a foreign person (in compliance with I.R.C. 1445 and applicable regulations); and

          C. Warranty Deed.

          D. An Assignment of Seller's entire interest in any permits, licenses or approvals affecting the Land (provided, however, in the absence of an express assignment, delivery of the Deed will conclusively be deemed to constitute the assignment of all of such permits, licenses and approvals to Purchaser).

          E. A certificate by Seller to the effect that all of the representations and warranties set forth in this Agreement remain true and correct as of the Closing Date.

          F. A 1099-B Form.

          G. A W-9 Form stating that no backup withholding is necessary to disburse Seller's share, if any, of the interest earned on the Deposits.

          H. A DR-219 Form.

          I. An opinion of Seller's counsel addressed to Purchaser, Purchaser's lender, and if required, Purchaser's title insurance company and/or counsel, in form and substance reasonably satisfactory to Purchaser's counsel, confirming Seller's capacity, right and authority to convey the Property and to otherwise consummate the transactions contemplated by this Agreement, and that all persons signing on behalf of Seller have been duly authorized and directed to execute, acknowledge and deliver all documents necessary or convenient to so convey and consummate such transactions.

          J. Such documents, certificates and instruments reasonably deemed necessary or appropriate by Purchaser's counsel to effectuate the transactions which are the subject of this Agreement.

     The parties shall each execute and deliver all customary documents or documents referenced herein in order to effect the closing.

     14. DEFAULT, TERMINATION

          A. Default by Purchaser, Termination and Remedies.

          If Purchaser shall fail to fulfill its agreements herein on the Closing Date, Seller's sole and exclusive remedy shall be to retain the Deposits and any interest thereon as full and complete liquidated damages, both at law and in equity, whereupon this Agreement shall terminate without further recourse to either party; provided, however, that if Purchaser closes and then fails to construct the Project in substantial accordance with the plans approved pursuant to Paragraph 4, then Seller shall have the right to seek specific performance in accordance with such plans.

          B. Default by Seller. If for any reason other than failure of Seller to cure defects in title after diligent effort within the time periods provided in Paragraph 8.B above, Seller fails, neglects, or refuses to perform under this Agreement, the Purchaser may seek specific performance or elect to receive the return of Purchaser's deposits without waiving its right to pursue any remedies permitted by law.

     15. ATTORNEY'S FEES. Seller and Purchaser agree that in the event it becomes necessary for either party to litigate or to enforce its rights under the terms of this Agreement, then, in that event, the successful party shall be entitled to recover reasonable attorney's fees and the cost of such litigation, which fees and costs shall include those incurred by reason of any appellate proceedings.

     16. RECORDING. Seller and Purchaser agree this Agreement shall not be recorded among the public records of any county in the State of Florida.

     17. SURVIVAL. All terms; conditions, covenants, and agreements contained in this Agreement which are not fully performed at or by the Closing Date, including, but not limited to, those contained in Paragraphs 2.C., 6, 7, 10, 11 and 19 shall survive the closing and be binding on Seller and Purchaser and any subsequent purchaser or owner of all or a portion of the Land.

     18. NOTICE. Notice shall be deemed properly given hereunder when made in writing and hand-delivered by courier or messenger, sent by certified mail, return receipt requested, or by Federal Express (or other nationally known overnight courier), with sufficient postage costs prepaid thereon to carry it to its addressed destination; and the said notices shall be addressed as follows:

                     For the Seller:

                           Richard Plowman, President
                           Bonita Bay Properties, Inc.
                           Bonita Bay Executive Center
                           3451 Bonita Bay Boulevard, S.W., Suite 202
                           Bonita Springs, Florida 33923
                           Phone: (941) 495-1000
                           Fax:   (941) 992-2672

                     With a copy to:

                           David L. Cook, Esq.
                           Young, van Assenderp & Varnadoe, P.A.
                           801 Laurel Oak Drive, Suite 300
                           Naples, Florida  34101
                           Phone: (941) 597-2814
                           Fax:   (941) 597-1060

                     For the Purchaser:

                           Michael M. Gosman
                           Carematrix of Massachusetts, Inc.
                           197 First Avenue
                           Needham, MA 02194
                           Phone: (617) 433-1100
                           Fax:   (617) 433-1190

                     With a copy to:
                           Thomas P. Hunt
                           Gunster, Yoakley, Valdes-Fauli & Stewart, P.A. Phillips Pointe, Suite 500 East
                           777 South Plagler Drive
                           West Palm Beach, Florida 33401-6194
                           Phone: (561) 650-0624
                           Fax:   (561) 655-5677

     Nothing herein contained shall be construed as prohibiting the parties respectively from changing the place at which notice is henceforth to be given, but no such change shall be effective unless and until it has been accomplished by written notice given in the manner set forth in this paragraph.

     19. REAL ESTATE BROKERS. Each party represents and warrants to the other that it has not consulted, dealt or negotiated with any real estate broker, finder, salesperson or agent in connection with the sale of the property by the Seller to the Purchaser or any other matter associated with this Agreement other than John R. Wood, Inc., and John H. Peterson, P.A., Realtor. John R. Wood, Inc. is the agent of Seller and John H. Peterson, P.A., Realtor is the agent of Purchaser. All brokerage fees due in connection with this transaction will be paid by Seller pursuant to a separate agreement with such Brokers. Each party hereby agrees to otherwise indemnify and hold harmless the other from any losses, damages, costs, liabilities or expenses, including reasonable costs and attorneys tees (incurred in trial, appellate or post-judgment proceedings) related to or arising out of any breach of this representation and warranty.

     20. CONDEMNATION. In the event that all or any part of the Land shall be acquired or condemned for any public or quasi-public use or purpose, or if any acquisition or condemnation proceedings shall be threatened or begun prior to the closing of this transaction, Purchaser shall have the option to either

          (a) terminate this Agreement, in which event the Escrow Agent shall return to Purchaser the Deposits, together with accrued interest thereon, and the obligations of all parties hereunder shall cease, or

          (b) proceed, subject to all other terms, covenants, conditions, representations and warranties of this Agreement, to the closing of the transaction contemplated hereby and receive title to the Property, receiving, however, any and all damages, awards or other compensation arising from or attributable to such acquisition or condemnation proceedings. Purchaser shall have the right to participate in any such proceedings.

     21. MISCELLANEOUS.

          A. Purchaser shall not place or allow to be placed any lien on the Land, prior to closing on the Land, in its endeavor to comply with the applicable conditions of this Agreement.

          B. Except as provided above, this Agreement shall not be assignable by Purchaser without Seller's prior written consent, which may be withheld by Seller in its sole discretion, except that this Agreement may be assigned to an entity which controls or is controlled by Purchaser without Seller's consent.

          C. Time is of the essence of this Agreement.

          D. In order for this Agreement to create binding obligations on either party, it must be duly executed by Seller and Purchaser no later than August 30, 1996.

          E.

               (i) The account in which the Deposits are held shall be maintained by Escrow Agent until the Deposits and the interest thereon have been delivered to Purchaser, Seller, or a court of competent jurisdiction in accordance with this Agreement, and shall terminate on the date of such delivery;

               (ii) Escrow Agent shall account for the Deposits in accordance with this Agreement, or in such other manner as may be directed in a joint written notice from Seller and Purchaser directing some other disbursement of the Deposits. If Escrow Agent receives written notice from either Purchaser or Seller that the other party has defaulted in the performance of its obligations under this Agreement or that any condition to the performance of its obligations under this Agreement or that any condition to the performance of obligations under this Agreement has not been fulfilled within the time period stipulated, which notice shall describe in reasonable detail such default or non-performance, then Escrow Agent shall (A) promptly give notice to the party alleged to have defaulted or to have failed to fulfill its obligation of Escrow Agent's receipt of such notice from the other party and shall enclose a copy of such notice from the other party, and (B) subject to the provisions of Paragraph 20.E (iii) below which shall apply if a conflict arises, on the tenth (10th) calendar day after the giving of the notice referred to in the clause (A) above, deliver the Deposits (or the appropriate portion thereof) and the interest thereon to the party claiming the right to receive it.

               (iii) If Escrow Agent is uncertain as to its duties or actions hereunder, or receives instructions or a notice from Purchaser or Seller which are in conflict with instructions or a notice from the other party or which in the reasonable opinion of Escrow Agent, are in conflict with any of the provisions of this Agreement, it shall be entitled to take any of the following courses of action; (A) hold the Deposits as provided above in this Paragraph 20.E. and decline to take any further action until Escrow Agent receives a joint written direction from Purchaser and Seller or an order of a court of Competent jurisdiction directing the disbursement of the Deposits, in which case Escrow Agent shall then disburse the Deposits in accordance with such direction; (B) in the event of litigation between Purchaser and Seller, deliver the Deposits and all interest thereon to the clerk of any court in which such litigation is pending; or (C) deliver the Deposits and all interest thereon to a court of competent jurisdiction and commence an action for interpleader in such court, whereupon Escrow Agent shall have no further duty with respect to the Deposits.

               (iv) Escrow Agent shall not be liable for any action taken or omitted in good faith and may rely, and shall be protected in acting or refraining from acting in reliance, upon an opinion of counsel and upon any directions, instructions, notices, certificates, instruments, requests, papers or other documents believed by it to be genuine and to have been made, sent, signed or presented by the proper party or parties.

               (v) Seller acknowledges that Escrow Agent is counsel for Purchaser and may continue to act as such counsel notwithstanding its duties as Escrow Agent hereunder or any dispute or litigation arising as to its duties as Escrow Agent.

               (vi) Escrow Agent shall have no liability with regard to any duty under this Agreement nor be responsible for the loss of any moneys held by it except in the event of willful and intentional misconduct on the part of Escrow Agent. Notwithstanding any other provisions of this Agreement, Purchaser and Seller jointly indemnify and hold harmless Escrow Agent against any losses, costs, liabilities, claims and expenses incurred by Escrow Agent arising out of or in connection with its services under the terms of this Agreement, including attorneys' fees and expenses and the costs and expenses of any interpleader action involving the Deposits or of defending itself against any claim or liability. However, Escrow Agent will not charge any fee for its normal services hereunder as Escrow Agent.

               (vii) The terms of this Paragraph 20.E. shall survive any termination of this Agreement or the closing of the transactions contemplated by this Agreement.

     IN WITNESS WHEREOF, the parties hereto have hereunto placed their hands and seals on the date first set forth above.

Signed, sealed and delivered
in the presence of:

Witnesses:                                 SELLER:
                                           BONITA BAY PROPERTIES, INC.

/s/ Jennifer Keating                       By:/s/ Richard W. Plowman
-----------------------------              -------------------------------
                                                  RICHARD W. PLOWMAN

                                           Its:   President
    Jennifer Keating                       Date:         9/5/96
-----------------------------              -------------------------------

Witnesses:                                 PURCHASER:
                                           CAREMATRIX
                                           OF MASSACHUSETTS, INC.

/s/     Lynn M. Silva                      By: /s/ Michael Grosman
-----------------------------              -------------------------------
                                           Its: Vice President
                                           -------------------------------
        Lynn M. Silva                      Date: August 30, 1996
-----------------------------              -------------------------------

Acknowledgement by Escrow Agent: By its execution below, Escrow Agent acknowledges receipt of the Deposits described in Paragraphs 1.A and B herein and agrees to comply with the terms of this Agreement applicable to Escrow Agent.

                                           Gunster, Yoakley, Valdes-
                                             Fauli & Stewart, P.A.

                                           By: /s/ [Illegible]
                                               ----------------------------
                                           Its:  Vice President
                                               ----------------------------

Enclosure. (1)

                                   EXHIBIT "1"

                                    Letterhead of
                       WILSON, MILLER, BARTON & PEEK, INC.
          [Logo] -----------------------------------------------

                          BONITA BAY UNIT TWENTY EIGHT
                         (Plat Book 55, pages 9l and 92)
                               Lee County, Florida

All that part of Tract "D" of BONITA BAY UNIT TWENTY EIGHT" according to the plat thereof as recorded in Plat Book 55, pages 91 and 92, Public Records of Lee County, Florida, being more particularly described as follows:

Commencing at the southwest corner of said Tract "D";
thence along the boundary of said Tract "D"; northerly 67.12 feet along the arc of a circular curve concave to the west, having a radius of 1812.78 feet through a central angle of 02 (degrees) 07'18" and being subtended by a chord which bears North 13 (degrees) 13'05" West 67.12 feet to a point on said curve end the Point of Beginning of the parcel herein described;

     thence continue along said boundary of Tract "D" in the following two (2) described courses:

     1) continuing along said curve northwesterly 133.55 feet along the arc of a tangential circular curve concave to the west, through a central angle of 04 (degrees) 13'16" and being subtended by a chord which bears North l6(degrees) 23'22" West 133.52 feet;

     2) North 18(degrees) 30'00" West 228.61 feet; thence leaving said boundary or Tract "D", North 89(degrees) 08'36' East 356.12 feet; thence North 00(degrees) 40'00" West 140.55 feet to said boundary of Tract "D"; thence along said boundary of Tract "D" in the following four (4) described courses:

     1) North 89(degrees) 20'00" East 73.70 feet;

     2) South 60(degrees) 57'20" East 387.95 feet;

     3) southwesterly and southerly 163.61 feet along the arc of a non-tangential circular curve concave to the southeast having a radius of
     125.00 feet through a central angle of 74(degrees) 59'4l" and being subtended by a chord which bears South 27(degrees) 3'10" West 152.18 feet;

     4) South 09(degrees) 59'4l" East 74.64 feet; thence leaving said boundary of Tract "D", South 67(degrees) 35'19' West 59.54 feet; thence South 33(degrees) 22'32" West 49.90 feet; thence southwesterly, westerly and northwesterly 97.30 feet along the arc of a tangential circular curve concave to the northwest, having a radius of 65.00 feet through a central angle of 85(degrees) 45'59" and being subtended by a chord which bears South 76(degrees) l5'31" West 88.47 feet; thence North 60(degrees) 5l'29" West 40.66 feet; thence North 78(degrees) 50'59" West 98.55 feet; thence westerly 18.90 feet along the arc of a tangential circular curve concave to the south, having a radius of 74.00 feet through a central angle of 14(degrees) 38'03" and being subtended by a chord which bears North 86(degrees)l0'00" West 18.85 feet; thence South 86(degrees) 30'58" West
     82.77 feet; thence South 77(degrees) 19'13" West 202.66 feet to the Point of Beginning of the parcel herein described

Subject to easements and restrictions of record.
Containing 5.43 acres more or less.
Bearings are based on the north line of said Tract "D" as being North'89 (degrees) 20'00" East.

WILSON, MILLER, BARTON & PEEK, INC.
Registered Engineers and Land Surveyors

By: /s/ George G. Gibala                               Date June 11, 1996
   ------------------------------------
        George G. Gibala,P.S.M. #5l87

Not valid unless embossed with the Professional's seal.

Ref. 4K-401
W.O. 37l2l

                                  EXHIBIT "B"                       Sheet 1 of 2

                               [Drawing of plan]

                                                                    Sheet 2 of 2

                                    Tract F

                               [Drawing of plan]